THE LOVESAC COMPANY REPORTS FIRST QUARTER FISCAL 2024 FINANCIAL RESULTS

Net Sales Growth of 9.1%
Comparable Sales Growth of 15.1%

STAMFORD, Conn., June 7, 2023 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the home furnishing brand best known for its Sactionals, The World's Most Adaptable Couch, today announced financial results for the first quarter of fiscal 2024, which ended April 30, 2023.

Shawn Nelson, Chief Executive Officer, stated, “We are very pleased with our first quarter performance, highlights of which included 9% and 15% increases in total sales and comparable sales, respectively, despite dampened consumer spending and higher interest rates. Lovesac’s relative outperformance reflects success executing our highly differentiated, customer-centric business model, the loyalty commanded by our Designed For Life product platforms, and our stellar operational platform.”

Mr. Nelson continued, “While we expect unfavorable macro-economic conditions to continue in the coming [quarters], Lovesac continues to operate from a position of strength with a debt free balance sheet and a proven track record of cost discipline and rigor. We believe that we are thus poised to continue investing in the future with an accelerated pace of new product innovation that will expect to drive further customer enthusiasm and uptake.”

Key Measures for the First Quarter of Fiscal 2024 Ending April 30, 2023:
(Dollars in millions, except per share amounts. Dollar and percentage changes may not recalculate due to rounding.)

	Thirteen weeks ended
	April 30, 2023	May 1, 2022	% Inc (Dec)
Net Sales	$141.2	$129.4	9.1%
Gross Profit	$70.7	$66.1	7.0%
Gross Margin	50.1%	51.1%	(100) bps
Total Operating Expense	$76.6	$63.5	20.7%
SG&A	$56.8	$44.9	26.6%
SG&A as a % of Net Sales	40.3%	34.7%	560 bps
Advertising & Marketing	$16.9	$15.9	6.4%
Advertising & Marketing as a % of Net Sales	12.0%	12.3%	(30) bps
Basic (loss) income per common share	$(0.28)	$0.13	(315.4%)
Diluted (loss) income per common share	$(0.28)	$0.12	(333.3%)
Net (Loss) Income	$(4.2)	$1.9	(323.2%)
Adjusted EBITDA [1]	$(2.4)	$6.4	(137.0%)
Net Cash Provided by (Used in) Operating Activities	$6.3	$(21.8)	128.9%

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Percent increase except showroom count
	Thirteen weeks ended
	April 30, 2023	May 1, 2022
Total Comparable Sales [2]	15.1%	42.2%
Comparable Showroom Sales [3]	8.4%	53.2%
Internet Sales	28.7%	24.1%
Ending Showroom Count	211	162

2 Total comparable sales include showroom transactions through the point of sale and internet net sales.
3 Comparable showroom sales reflect transactions through the point of sale and not necessarily product that has shipped to the customer. Product that has shipped to the customer is included in Net Sales.

Highlights for the Quarter Ended April 30, 2023:

•The net sales increase of 9.1% was driven by growth across all channels. Showroom net sales, which include kiosks and mobile concierges, increased 2.9%. Internet net sales increased 28.7%, and our “Other” channel which principally includes pop-up-shops and shop-in-shops increased 3.1%. The increase in showroom net sales was driven by an increase of 8.4% in comparable showroom sales related to higher point of sale transactions with lower promotional discounting, the addition of 50 new showrooms and one less kiosk compared to the prior year period, and strong promotion campaigns. The internet net sales increase was driven by the same sales promotion campaigns. The Company also opened one additional Best Buy shop-in-shop location compared to the prior year period.

•Gross profit increased $4.6 million, or 7.0%, to $70.7 million in the first quarter of fiscal 2024 from $66.1 million in the first quarter of fiscal 2023. Gross margin decreased 100 basis points to 50.1% of net sales in the first quarter of fiscal 2024 from 51.1% of net sales in the prior year period primarily driven by a decrease of 120 basis points in product margin driven by higher promotional discounting partially offset by a decrease of approximately 20 basis points in total distribution and related tariff expenses. The slight decrease in total distribution and related tariff expenses over prior year is principally related to the positive impact of the 170 basis points decrease in inbound transportation costs partially offset by 150 basis points in higher outbound transportation and warehousing costs.

•SG&A expense as a percent of net sales increased by 560 basis points due to investments in payroll, selling related expenses, and rent, partially offset by equity-based compensation and travel.
•Advertising and marketing expense increased 6.4% due to continued investments in marketing spend to support our net sales growth. As a percent of net sales, advertising and marketing decreased by 30 basis points.
•Operating loss was $5.9 million in the first quarter of fiscal 2024 compared to operating income of $2.6 million in the first quarter of fiscal 2023. Operating margin was (4.2)% of net sales in the first quarter of fiscal 2024 compared to 2.0% of net sales in the first quarter of fiscal 2023.

•Net loss was $4.2 million in the first quarter of fiscal 2024 or $0.28 loss per diluted share compared to a net income of $1.9 million or $0.12 per diluted share in the first quarter of fiscal 2023. During the first quarter of fiscal 2024, the Company recorded an income tax benefit of $1.3 million, compared to income tax expense of $0.7 million, for the first quarter of fiscal 2023. The change in provision is primarily driven by the Company generating net loss before taxes of $5.5 million and net income before taxes of $2.6 million in the first quarter of fiscal 2024 and fiscal 2023, respectively.

Other Financial Highlights as of April 30, 2023:

•The cash and cash equivalents balance as of April 30, 2023 was $45.1 million as compared to $64.4 million as of May 1, 2022. There was no balance on the Company’s line of credit as of April 30, 2023 and May 1, 2022. The Company’s availability under the line of credit was $36.0 million and $31.2 million as of April 30, 2023 and May 1, 2022, respectively. As previously announced, on March 24, 2023, we amended our existing credit agreement with Wells Fargo Bank, N.A. to extend the maturity date to September 30, 2024. All other terms of the credit agreement remain unchanged.

•Total merchandise inventory was $106.8 million as of April 30, 2023 as compared to $123.0 million as of May 1, 2022 principally related to a stock inventory increase of $7.6 million coupled with a decrease in freight capitalization of $24.1 million related to the decrease in inbound freight expense.

Outlook:

The Company provides guidance of select information related to the Company’s financial and operating performance, and such measures may differ from year to year. The projections are as of this date and the Company assumes no obligation to update or supplement this information.

The Company continues to expect the following for the full year of fiscal 2024:
•Net sales in the range of $700.0 million to $740.0 million.
•Adjusted EBITDA4 in the range of $55.0 million to $66.0 million.
•Net income in the range of $30.0 million to $36.0 million.
•Diluted income per common share in the range of $1.83 to $2.24 on approximately 16.4 million estimated diluted weighted average shares outstanding.
•Fiscal 2024 will contain an additional “53rd week” in the fourth quarter versus 52 weeks in fiscal 2023.

The Company currently expects the following for the second quarter of fiscal 2024:
•Net sales in the range of $149.0 million to $151.0 million.
•Adjusted EBITDA4 in the range of $1.0 million to $1.5 million.
•Net loss in the range of $2.0 million to $2.5 million.
•Diluted loss per common share in the range of $0.12 to $0.16 on approximately 15.2 million estimated weighted average shares outstanding.

4 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Conference Call Information:

A conference call to discuss the financial results for the first quarter ended April 30, 2023 is scheduled for today, June 7, 2023, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company:

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed for Life approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, SACTIONALS, SAC, DESIGNED FOR LIFE, and THE WORLD'S MOST ADAPTABLE COUCH are trademarks of The Lovesac Company and are Registered in U.S. Patent and Trademark Office.

Non-GAAP Information:

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto. Statements regarding our expectations as to fiscal 2024 Adjusted EBITDA do not include certain charges and costs. We define “Adjusted EBITDA” as EBITDA adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation expense and certain other charges and gains that we do not believe reflect our underlying business performance. We are not able to provide a reconciliation of our non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs. This is due to the inherent difficulty of forecasting the timing of certain events that have not yet occurred and are out of the Company’s control.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “continue(s),” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “expectation(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release under the heading “Outlook” and all statements regarding strategy, future operations, the pace and success of new products, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: business disruptions or other consequences of economic instability, political instability, civil unrest, armed hostilities (including the conflict in Ukraine), natural and man-made disasters, pandemics or other public health crises, such as the COVID-19 pandemic and related variants, or other catastrophic events; the impact of changes or declines in consumer spending and increases in interest rates and inflation on our business, sales, results of operations and financial condition; our ability to manage and sustain our growth and profitability effectively, including in our ecommerce business, forecast our operating results, and manage inventory levels; our ability to improve our products and develop new products; our ability to successfully open and operate new showrooms; our ability to advance, implement or achieve the goals set forth in our ESG Report; our ability to realize the expected benefits of investments in our supply chain and infrastructure; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates; system interruption or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; any inability to implement and maintain effective internal control over financial reporting or inability to remediate any internal controls deemed ineffective; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of tariffs, and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate, our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:
Rachel Schacter, ICR
(203) 682-8200
InvestorRelations@lovesac.com

THE LOVESAC COMPANY
CONDENSED BALANCE SHEETS
(unaudited)

	April 30, 2023	January 29, 2023
(amounts in thousands, except share and per share amounts)
Assets
Current Assets
Cash and cash equivalents	$45,125	$43,533
Trade accounts receivable	18,447	9,469
Merchandise inventories, net	106,819	119,962
Prepaid expenses and other current assets	17,306	21,077
Total Current Assets	187,697	194,041
Property and equipment, net	59,219	52,904
Operating lease right-of-use assets	142,463	138,271
Other Assets
Goodwill	144	144
Intangible assets, net	1,445	1,411
Deferred tax asset	10,750	9,420
Other assets	26,318	21,863
Total Other Assets	38,657	32,838
Total Assets	$428,036	$418,054
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$32,165	$24,576
Accrued expenses	16,765	23,392
Payroll payable	6,582	6,783
Customer deposits	15,372	6,760
Current operating lease liabilities	22,160	21,898
Sales taxes payable	3,878	5,430
Total Current Liabilities	96,922	88,839
Operating Lease Liabilities, long-term	141,868	135,955
Line of Credit	—	—
Total Liabilities	238,790	224,794
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of April 30, 2023 and January 29, 2023.	—	—
Common Stock $.00001 par value, 40,000,000 shares authorized, 15,217,120 shares issued and outstanding as of April 30, 2023 and 15,195,698 shares issued and outstanding as of January 29, 2023.	—	—
Additional paid-in capital	182,770	182,554
Accumulated earnings	6,476	10,706
Stockholders’ Equity	189,246	193,260
Total Liabilities and Stockholders’ Equity	$428,036	$418,054

THE LOVESAC COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Thirteen weeks ended
(amounts in thousands, except per share data and share amounts)	April 30, 2023	May 1, 2022
Net sales	$141,193	$129,380
Cost of merchandise sold	70,489	63,272
Gross profit	70,704	66,108
Operating expenses
Selling, general and administration expenses	56,838	44,901
Advertising and marketing	16,913	15,901
Depreciation and amortization	2,822	2,661
Total operating expenses	76,573	63,463

Operating (loss) income	(5,869)	2,645
Interest income (expense), net	341	(35)
Net (loss) income before taxes	(5,528)	2,610
Benefit from (provision for) income taxes	1,298	(715)
Net (loss) income	$(4,230)	$1,895

Net (loss) income per common share:
Basic	$(0.28)	$0.13
Diluted	$(0.28)	$0.12

Weighted average number of common shares outstanding:
Basic	15,230,763	15,155,378
Diluted	15,230,763	16,173,339

THE LOVESAC COMPANY

CONDENSED STATEMENT OF CASH FLOWS

(unaudited)

	Thirteen weeks ended
(amounts in thousands)	April 30, 2023	May 1, 2022
Cash Flows from Operating Activities
Net (loss) income	$(4,230)	$1,895
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of property and equipment	2,697	2,575
Amortization of other intangible assets	125	86
Amortization of deferred financing fees	42	29
Equity based compensation	686	1,163
Non-cash operating lease cost	5,308	4,184
Deferred income taxes	(1,330)	523
Changes in operating assets and liabilities:
Trade accounts receivable	(8,978)	2,134
Merchandise inventories	13,143	(14,515)
Prepaid expenses and other current assets	5,971	270
Other assets	(4,455)	—
Accounts payable and accrued expenses	(5,785)	(10,359)
Operating lease liabilities	(5,515)	(4,062)
Customer deposits	8,612	(5,709)
Net Cash Provided by (Used in) Operating Activities	6,291	(21,786)
Cash Flows from Investing Activities
Purchase of property and equipment	(4,177)	(5,893)
Payments for patents and trademarks	—	(125)
Net Cash Used in Investing Activities	(4,177)	(6,018)
Cash Flows from Financing Activities
Payment of deferred financing costs	(52)	(161)
Taxes paid for net share settlement of equity awards	(470)	(47)
Net Cash Used in Financing Activities	(522)	(208)
Net Change in Cash and Cash Equivalents	1,592	(28,012)
Cash and Cash Equivalents - Beginning	43,533	92,392
Cash and Cash Equivalents - Ending	$45,125	$64,380

THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

	Thirteen weeks ended
(amounts in thousands)	April 30, 2023	May 1, 2022
Net (loss) income	$(4,230)	$1,895
Interest (income) expense, net	(341)	35
Income tax (benefit) expense	(1,298)	715
Depreciation and amortization	2,822	2,661
EBITDA	(3,047)	5,306
Equity-based compensation (a)	744	1,172
Other non-recurring expenses (b)	(53)	(105)
Adjusted EBITDA	$(2,356)	$6,373

(a)Represents expenses, such as compensation expense and employer taxes related to RSU equity vesting and exercises associated with stock options and restricted stock units granted to our associates and board of directors. Employer taxes are included as part of selling, general and administrative expenses on the Statements of Operations.
(b)Other non-recurring expenses in the thirteen weeks ended April 30, 2023 represents business loss proceeds received from an insurance settlement. Other non-recurring expenses in the thirteen weeks ended May 1, 2022 represents a legal settlement.